Exhibit 4.2

Execution Version

ESCROW AND SECURITY AGREEMENT

among

GC IMPSAT HOLDINGS I PLC, as Depositor

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

Dated as of February 14, 2007

REFERENCE NUMBER: 21564500

SHORT TITLE OF ACCOUNT: GC Impsat Holdings I Plc Escrow

and Security Agreement

ESCROW AND SECURITY AGREEMENT, dated as of February 14, 2007 (this “Agreement”), by and among GC IMPSAT HOLDINGS I PLC, a public limited company organized under the laws of England and Wales (the “Company” or the “Depositor”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as escrow agent and securities intermediary (the “Escrow Agent”).

This Agreement is being entered into in connection with (i) the Purchase Agreement (the “Purchase Agreement”), dated as of February 8, 2007, between the Company and Credit Suisse Securities (USA) LLC, as representative of the initial purchasers (collectively, the “Initial Purchasers”), and, upon consummation of the Merger (as defined in the Purchase Agreement), each of the Guarantors (as defined below) and Impsat S.A. (“IMPSAT Colombia”) and (ii) the Indenture, dated as of the date hereof (the “Indenture”), between the Company and the Trustee and, upon consummation of the Merger, each of the guarantors party thereto (the “Guarantors”) governing the Company’s $225,000,000 in aggregate principal amount of 9.875% Senior Notes due 2017 (the “Securities”). Pursuant to the Purchase Agreement and as described in the Company’s Offering Circular, dated February 8, 2007 (the “Offering Circular”), the Company is offering (the “Offering”) the Securities. Capitalized terms, which are used but not defined herein, have the respective meanings specified in the Indenture.

The Depositor and the Escrow Agent hereby agree that, in consideration of the mutual promises and covenants contained herein, the Escrow Agent shall hold in escrow and shall distribute Escrow Property (as defined herein) in accordance with and subject to the following Instructions and Terms and Conditions:

I. INSTRUCTIONS:

1. Escrow Property

The property and/or funds deposited or to be deposited with the Escrow Agent by the Company shall be as follows:

(a) Concurrently with the consummation of the Offering, the Depositor will cause to be deposited with the Escrow Agent the net proceeds of the Offering plus $8,799,980 in cash, which is an amount, together with all Distributions (as defined below) thereon, sufficient to redeem the Notes, in whole, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest on the Notes from the Issue Date to, but not including, June 5, 2007.

(b) If at any time prior to the release of Escrow Property pursuant to Section I.4 of this Agreement the sum of the fair market value of the Escrow Property is less than the amount required to complete a Special Mandatory Redemption (as defined herein), the Company shall cause to be deposited with the Escrow Agent an amount of cash or Cash Equivalents such that the sum of the fair market value of the Escrow Property is at least equal to the amount required to complete a Special Mandatory Redemption.

“Cash Equivalents” means any investment in money market deposits, demand deposits, certificate of deposits, time deposits, or bankers’ acceptances, which are either

(i) entitled to U.S. Federal deposit insurance for the full amount thereof or (ii) issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof, in each case, having capital, surplus and undivided profits aggregating in excess of $250 million, provided that no Cash Equivalents shall mature later than May 25, 2007. For all purposes hereunder, money market funds shall be deemed to mature on 24 hours’ notice.

“Initial Deposits” mean the amounts described in Section I.l(a) above. The Initial Deposits, as such Initial Deposits may increase or decrease as a result of the investment and reinvestment thereof in accordance with the terms of this Agreement, plus all interest, dividends and other distributions and payments thereon (collectively, the “Distributions”) received by the Escrow Agent together with any Permitted Investments and the Escrow Account and all financial assets credited thereto are collectively referred to herein as the “Escrow Property.”

“Permitted Investments” means (i) Permitted Securities and (ii) Cash Equivalents; provided, however, that for any investment to qualify as a Permitted Investment, it must be convertible into cash on one (1) Business Day’s Notice.

“Permitted Securities” means (i) obligations of the United States government or any agency or municipality thereof or obligations guaranteed by the United States government or any agency or municipality thereof, (ii) repurchase obligations in respect of securities described in clause (i) that are collateralized by the underlying Permitted Security, (iii) investments in time deposit accounts, certificates of deposit and money market deposits, in each case, entitled to U.S. Federal deposit insurance for the full amount thereof or issued by a bank or trust company (including the Escrow Agent or an affiliate of the Escrow Agent), which is organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of U.S.$500 million, (iv) investments in commercial paper and having, at the date of acquisition, a rating no lower than A-I from Standard & Poor’s Ratings Service, P-l from Moody’s Investors Service, Inc. or F-I from Fitch Ratings Ltd. and (v) repurchase obligations entered into with a nationally recognized broker-dealer, with respect to which the purchased securities are obligations issued or guaranteed by the United States government or any agency thereof, which repurchase obligations shall be entered into pursuant to written agreements; provided that no Permitted Securities shall mature later than May 25, 2007.

“Special Mandatory Redemption Date” means the date on which the Securities are redeemed pursuant to Section 3.08 of the Indenture (a “Special Mandatory Redemption”).

“Special Mandatory Redemption Price” means the redemption price for the Securities for any Special Mandatory Redemption, which shall be equal to 100% of the principal amount of the Securities plus accrued and unpaid interest thereon to, but not including, the Special Mandatory Redemption Date.

(c) If the Securities become subject to a Special Mandatory Redemption pursuant to Section 3.08 of the Indenture, the Company shall provide prompt written notice thereof (a “Redemption Notice”) to the Escrow Agent on the date that notice of the Special Mandatory Redemption is given to holders of the Securities (which notice shall be delivered no later than 12:00 noon, New York City time). In connection with any Redemption Notice received from the Company relating to a date fixed for Special Mandatory Redemption that is prior to May 25, 2007, the Escrow Agent is hereby authorized to promptly liquidate upon receipt of and in accordance with written notice from the Company any Permitted Investment that will not mature on or prior to the Special Mandatory Redemption Date. If the Escrow Agent has not received a Redemption Notice by 5:00 pm, New York City time, on May 25, 2007, the Escrow Agent shall promptly liquidate all Permitted Investments on the following business day. In no event shall the Escrow Agent have any liability, obligation or responsibility for any shortfall in funds available to pay the aggregate Special Mandatory Redemption Price.

(d) The Company shall deliver to the Escrow Agent as a condition to any release of Escrow Property under Section I.4(b), (c) or (d) hereof, a written statement, certified as to its mathematical accuracy by an officer of the Company setting forth a calculation showing that the amount of cash that would be available to the Escrow Agent based on Escrow Property (after giving effect to any Distributions and taking into account scheduled maturities of and scheduled payments of interest on such Permitted Investments) would be at least equal to (i) in the case of Section I.4(b) hereof, the amount required to complete the Special Mandatory Redemption (the “Required Amount”); provided that, if a date prior to June 5, 2007 for the Special Mandatory Redemption has been established at the time such statement is delivered, the Required Amount shall be based on the date fixed for such Special Mandatory Redemption instead of June 5, 2007, (ii) in the case of Section I.4(c) hereof, the principal amount of and the accrued and unpaid interest on the Securities as of the date of such written statement or (iii) in the case of Section I.4(d) hereof, the Special Mandatory Redemption Price, purchase price or accelerated principal and interest, as the case may be. The Escrow Agent shall be under no obligation to, and need not, independently confirm the calculations contained in, or the conclusions reached by, such statement. In addition, the Company shall deliver in writing to the Escrow Agent, in conjunction with and as a condition to any release requested by the Company hereunder, wire instructions for the delivery of any funds subject to such release.

(e) (i) Subject to and in accordance with the provisions hereof, the Escrow Agent agrees to hold the Escrow Property in a “securities account” (as defined in Section 8-501 of the Uniform Commercial Code in effect in the State of New York on the date hereof (the “New York UCC”) established with the Escrow Agent (the “Escrow Account”), and to administer the Escrow Account in accordance with the provisions of this Agreement, including, without limitation, holding in escrow, investing and reinvesting, and releasing or distributing the Escrow Property.

(ii) As security for the due and punctual payment when due and punctual performance of all amounts that may be payable from time to time under the Indenture and the Securities, now or hereafter arising, the Depositor hereby pledges, assigns and grants to the Trustee, for the benefit of the holders of the Securities, a continuing security interest in, and a lien on, the Escrow Property. The security interest of the Trustee shall at all times be valid, perfected and enforceable as a first priority security interest by the Trustee against the Depositor and all third parties in accordance with the terms of this Agreement

(iii) The Escrow Agent hereby agrees that each item of property (including, without limitation, all Permitted Investments, and any investment property, financial asset, security, instrument or cash) credited to the Escrow Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the New York UCC.

(iv) If at any time the Escrow Agent receives any entitlement order (as such term is defined in Section 8-102(a)(8) of the New York UCC) from the Trustee, the Escrow Agent shall comply with such entitlement order without further consent by the Company or any other person. The Trustee hereby agrees with the Company that it shall not give any entitlement orders unless the Securities become subject to a Special Mandatory Redemption pursuant to Section 3.08 of the Indenture or as otherwise permitted pursuant to Sections I.4(c) and (d) hereof.

(v) The Depositor hereby authorizes the Trustee to file a financing statement with respect to the Escrow Property and take all other steps necessary or as reasonably requested by the Trustee in connection with the perfection of such security interest.

(vi) Upon the release of any Escrow Property pursuant to Section I.4 hereof, the security interest of the Trustee for the benefit of the holders of the Securities shall automatically terminate without any further action and the Escrow Property shall be delivered to the recipient free and clear of any and all liens, claims or encumbrances of any person, including, without limitation, the Escrow Agent, the Trustee and the holders of the Securities. The Trustee shall execute such documents as may be necessary to effect the foregoing without recourse, representation or warranty of any kind as the Depositor shall reasonably request and provide to it to evidence or confirm the termination of the security interest.

2. Investment of Escrow Property

The Escrow Agent shall invest and reinvest Escrow Property, without distinction between principal and income, in accordance with the following:

(a) The Escrow Agent agrees to invest any portion of the Escrow Property that is comprised of cash in Permitted Investments as shall be specifically directed by the Company in writing from time to time. Temporarily uninvested funds shall not earn or accrue interest.

(b) The Escrow Agent shall have no liability for any loss arising from or related to any such investment other than in accordance with paragraph 4 of the Terms and Conditions.

3. Conditions to the Release of the Escrow Property Pursuant to a Release Notice

Without limiting the obligations of the Escrow Agent under Section I.1(e)(iv) hereof, the Escrow Agent shall only release the Escrow Property as directed in written instructions from the Company pursuant to a Release Notice (as defined below) if the Escrow Agent receives an officer’s certificate from the Company, substantially in the form of Exhibit B hereto, executed by an authorized officer of the Company and certifying to the Escrow Agent as to the matters set forth therein.

4. Distribution of the Escrow Property

The Escrow Agent is directed to distribute Escrow Property in the following manner:

(a) If at any time prior to a Special Mandatory Redemption Date, the Escrow Agent receives a written notice from the Company for the release of Escrow Property (a “Release Notice”) and the officer’s certificate specified in Section I.3 above, the Escrow Agent shall release all Escrow Property as directed in written instructions from the Company in the manner set forth in such officer’s certificate. Any Release Notice shall be delivered by 12:00 noon, New York City time, on the Business Day immediately preceding the date specified therein as the date on which the Escrow Property is to be released.

(b) If the Escrow Agent receives a written notice from the Company setting forth the date on which a Special Mandatory Redemption pursuant to Section 3.08 of the Indenture is to occur, the Escrow Agent will on or before the Business Day immediately prior to the date fixed for such Special Mandatory Redemption release to the Paying Agent an amount of Escrow Property in cash equal to the Special Mandatory Redemption Price specified in such written notice from the Company for payment to the holders of the Securities. Concurrently with such release to the Paying Agent and if directed to do so in such written notice, the Escrow Agent shall release as soon as practicable, subject to Section I.l(d) hereof, any excess of Escrow Property over the Special Mandatory Redemption Price as directed in written instructions from the Company.

(c) Notwithstanding paragraphs (a) above, if the Escrow Agent receives a written notice from the Trustee or otherwise has actual knowledge that a Default or Event of Default under the Indenture has occurred and is continuing, the Escrow Agent will not release any Escrow Property as directed by the Company unless and until the Escrow Agent receives a written notice from the Trustee that such Default or Event of Default is not continuing. Subject to paragraph (d) below, if the Escrow Agent receives a written notice from the Trustee that (i) the principal amount of and accrued and unpaid interest on the Securities has become immediately due and payable pursuant to Section 6.02 of the Indenture (an “Acceleration Event”), and (ii) either (A) a court of competent jurisdiction by final and nonappealable judgment has determined that the acceleration of the Securities was appropriate as a result of a bona fide Event of Default under the Indenture or (B) such acceleration has not been rescinded on or prior to May 25, 2007 (either such event, a “Remedies Trigger Event”), the Escrow Agent will (i) liquidate all Escrow Property then held by it, and (ii) subject to Section I.l(d) hereof, release to the Paying Agent (as defined in the Indenture) for payment to the holders of the Securities the amount of Escrow Property sufficient to pay such accelerated principal and interest, in the case of clause (A) above, within one Business Day after the Escrow Agent receives such notice of such court determination or, in the case of clause (B) above, on May 29, 2007. The Escrow Agent will release as soon as practicable, subject to Section I.l(d) hereof, all remaining Escrow Property as directed in the written instructions from the Company.

The Trustee will provide written notice to the Escrow Agent upon the occurrence of a Default, Event of Default or a Remedies Trigger Event, of which Trustee has actual knowledge and in accordance with the provisions of Section 7.05 of the Indenture.

(d) In the event of an Acceleration Event, occurring prior to a Remedies Trigger Event, (i) the Company may, at its sole option, direct the Escrow Agent in writing to (x) liquidate the Escrow Property and (y) release to the Paying Agent the proceeds from the liquidation of the Escrow Property in an amount sufficient for the payment of the principal of and accrued but unpaid interest on the Securities and (ii) if the Company so directs the Escrow Agent in writing pursuant to clause (i) above and the Paying Agent pays all amounts pursuant to such Acceleration Event, the Company may request in writing the Escrow Agent release, and the Escrow Agent shall, subject to Section I.l(d) hereof, promptly release, all remaining Escrow Property as directed in written instructions from the Company.

5. Addresses

Notices, instructions and other communications shall be sent as follows:

To the Escrow Agent or the Trustee:

Wells Fargo Bank, National Association

Corporate Trust Services

Sixth St. and Marquette Ave., MAC N9303-120

Minneapolis, MN 55479

Attention: GC Impsat Administrator – Jane Schweiger

Facsimile: (612) 667-9825

To the Company:

GC Impsat Holdings I Plc

1 London Bridge

London SE1 9BG, England

Attention: John B. McShane, Esq.

Facsimile: (973) 360-0538

with copy to:

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, NY 10022

Attention: James C. Gorton, Esq. and Gregory P. Rodgers, Esq.

Facsimile: (212) 751-4864

6. Compensation

(a) Concurrent with the distribution of the Escrow Property pursuant to Section I.4 hereof, or at such other time mutually agreed by the Company and the Escrow Agent, a one time fee of $2,500 shall be paid by the Depositor.

(b) The Company shall be responsible for and shall reimburse the Escrow Agent upon demand for all reasonable and documented expenses (including reasonable and documented legal fees and expenses), disbursements and advances incurred or made by the Escrow Agent in connection with this Agreement.

II. TERMS AND CONDITIONS:

1. The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement with the Depositor or to which the Depositor is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from the Depositor or any person or entity acting on its behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2. This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3. If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4. (a) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Depositor or any person or entity duly authorized to act on behalf of the Depositor, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians or (iv) for an amount in excess of the value of Escrow Property, valued as of the respective dates of deposit.

(b) If any fees, expenses or costs incurred by, or any obligations owed to, the Escrow Agent hereunder are not promptly paid when due, the Escrow Agent may reimburse itself therefore from Escrow Property and may sell, convey or otherwise dispose of any Escrow Property for such purpose.

(c) The Escrow Agent may consult with legal counsel as to any matter relating to this Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(d) The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5. Unless otherwise specifically set forth herein, the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to the Escrow Agent’s usual collection practices or terms regarding items received by the Escrow Agent for deposit or collection. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

6. The Escrow Agent shall provide to the Depositor periodic statements as reasonably requested by the Depositor identifying transactions, transfers or holdings of Escrow Property.

7. The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

8. Notices, instructions or other communications shall be in writing and shall be given to the address set forth in the “Addresses” provision herein (or to such other address as may be substituted therefore by written notification to the Escrow Agent or Depositor). The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it in good faith to have been sent or given by the Depositor or by a person or persons authorized by the Depositor. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which the Escrow Agent is open for business. Attached as Schedule A hereto is a list of those persons initially entitled to give notices, instructions and other communications to the Escrow Agent on behalf of Depositor. Schedule A may be amended from time to time by written notice from the Company to the Escrow Agent.

9. Depositor shall be liable for and shall reimburse and indemnify the Escrow Agent and hold the Escrow Agent harmless from and against any and all reasonable expenses, including, without limitation, claims, losses, liabilities, costs, damages and attorneys’ fees and expenses (collectively, “Losses”) arising from or in connection with or related to this Agreement or being the Escrow Agent hereunder; provided, however, that nothing contained herein shall entitle the Escrow Agent to receive reimbursement, be indemnified for or held harmless from or against Losses caused by its gross negligence or willful misconduct.

10. (a) Depositor may remove the Escrow Agent at any time by giving to the Escrow Agent ten (10) calendar days’ prior notice in writing signed by the Depositor. The Escrow Agent may resign at any time by giving to Depositor sixty (60) calendar days’ prior written notice thereof.

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(b) Within five (5) calendar days after giving the foregoing notice of removal to the Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, the Depositor shall agree on and appoint a successor Escrow Agent. Such resignation or removal, as the case may be, shall not be effective until the acceptance of appointment by a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment within ten (10) calendar days after the notice of removal is given or within sixty (60) calendar days after the notice of resignation is received, as applicable, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by the Depositor. The Escrow Agent or any successor thereto is not required to be the same entity as the Trustee under the Indenture.

(c) Upon receipt of the identity of the successor Escrow Agent, the Escrow Agent shall either deliver Escrow Property then held hereunder to the successor Escrow Agent, less the Escrow Agent’s fees, costs and expenses or other obligations owed to the Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

(d) Upon delivery of Escrow Property to successor Escrow Agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

11. (a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of Escrow Property, unless the Escrow Agent receives written instructions, signed by the Depositor, which eliminates such ambiguity or uncertainty; provided, however, that the Escrow Agent shall notify the Depositor of such ambiguity or uncertainty as soon as practicable.

(b) In the event of any dispute or conflicting claims by or between the Depositor and/or any other person or entity with respect to any Escrow Property, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Depositor for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by the Depositor.

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12. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to the applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. For purposes of the New York UCC, including Section 8-110 thereof, New York shall be the Escrow Agent’s jurisdiction. Each of the parties hereto hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York.

13. Except as otherwise permitted herein, this Agreement may be modified, amended or terminated only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

14. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

15. Each party hereto hereby represents and warrants (a) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Agreement by each party does not and will not violate any applicable law or regulation.

16. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

17. This Agreement shall constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements in regard thereto.

18. This Agreement shall terminate upon the distribution of all Escrow Property from the Escrow Account in accordance with Section I.4 hereof. The provisions of these Terms and Conditions shall survive termination of this Agreement and/or the resignation or removal of the Escrow Agent.

19. The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

20. This Agreement and any affidavit, certificate, instrument or other document required to be provided hereunder may be executed in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.

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21. The Escrow Agent does not have any interest in Escrow Property deposited hereunder but is serving as escrow agent only and having only possession thereof. The Depositor shall be obligated to pay, or to the extent the Escrow Agent pays or otherwise is required to pay, any taxes relating to the Escrow Property, including taxes in respect of any income derived from the Escrow Property, under any federal, state, local or foreign tax law, reimburse the Escrow Agent upon request for any such taxes or other taxes relating to Escrow Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay or actually pays in the way of such taxes. Notwithstanding the foregoing, it is understood that the Escrow Agent assumes, and shall have, no responsibility to pay any taxes relating to the Escrow Property. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to taxes of the United States. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D., or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of Escrow Property and is not responsible for any other reporting.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized officer as of the day and year first written above.

GC IMPSAT HOLDINGS I PLC

By:	/s/ Mitchell C. Sussis
Name:	Mitchell C. Sussis
Title:	Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Jane Y. Schweiger
Name:	Jane Y. Schweiger
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Escrow Agent

By:	/s/ Jane Y. Schweiger
Name:	Jane Y. Schweiger
Title:	Vice President

SCHEDULE A

The following persons are entitled to give notices, instructions and other communications to the Escrow Agent on behalf the Depositor:

Name	Title	Signature

Jean F.H.P. Mandeville	Director	/s/ Jean F.H.P. Mandeville

Mitchell C. Sussis	Secretary	/s/ Mitchell C. Sussis

This Schedule A may be amended from time to time by written notice from the Company to the Escrow Agent.

EXHIBIT B

Officer’s Certificate

of

GC Impsat Holdings I Plc

This certificate is being delivered pursuant to Section I.3 of the Escrow and Security Agreement, dated as of February 14, 2007 (the “Escrow Agreement”), among GC Impsat Holdings I Plc, a public limited company organized under the laws of England and Wales (the “Company”), Wells Fargo Bank, National Association, a national banking association, as trustee, and Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement. The Company hereby certifies to the Escrow Agent and directs the Escrow Agent through the undersigned officer as follows:

1. (i) The Merger is being consummated on substantially the terms as described in the Offering Circular; (ii) all conditions precedent for the consummation of the Merger as set forth in the Merger Agreement have been satisfied or irrevocably waived and (iii) no Default or Event of Default has occurred and is continuing under the Indenture.

2. The escrowed funds will be used to consummate the Merger promptly following or substantially concurrent with the time specified for release of Escrow Property in paragraph 4 hereof.

3. Each of the Company’s Restricted Subsidiaries (as defined in the Indenture) upon the consummation of the Merger (as defined in the Indenture) (other than with respect to Impsat S.A., a Colombian company, and any immaterial subsidiaries of the Company), promptly following or substantially concurrent with the Merger will execute a guarantee with respect to the obligations of the Company under the Indenture and the Securities, pursuant to the terms of the Indenture.

4. The Escrow Agent shall release the Escrow Property by wire transfer at          a.m. New York City time on             , 2007, as follows, after deducting the fee described in Section I.7. of the Escrow Agreement:

(a) $22,218,870 shall be released to Wells Fargo Bank, National Association, a national banking association, as collateral agent under the Debt Service Reserve Account; and

(b) all excess Escrow Property after making the payment described in clause (a) above and the deduction of the fee described in paragraph 4 above shall be released to the Company by wire transfer at [wire instructions to be provided].

IN WITNESS WHEREOF, the Company, through the undersigned officer, has signed this officer’s certificate this      day of             , 2007.

GC IMPSAT HOLDINGS I PLC

By:
Name:
Title: